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                                                                     EXHIBIT 5.1


                    [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]


                                August 29, 1997

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California  90067

Re:  Northrop Grumman Corporation
     Registration Statement on Form S-8

Ladies and Gentlemen:

     As special counsel to Northrop Grumman Corporation, a Delaware corporation ("Northrop"), we are familiar with the activities of Northrop and its corporate records. We have participated in the authorization and preparation of the Logicon 1991 Stock Option Plan for Non-Employee Directors, the Logicon 1992 Employee Incentive Stock Option Plan, the Logicon Incentive Stock Option Plan No. 3, the Logicon 1990 Non-Qualified Stock Option Plan and the Logicon Employee Stock Purchase Plan (the "Plans") and the Registration Statement on Form S-8 (the "Registration Statement") being filed by Northrop under the Securities Act of 1933, as amended, for the purpose of registering 440,016 shares of common stock, par value $1.00 per share, of Northrop for issuance under the Plans (the "Shares").

     On the basis of our knowledge of Northrop's activities and its corporate records, we are of the opinion that the Shares will be legally issued, fully paid and nonassessable when issued and paid for in accordance with the Plans.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                Sincerely,

                                                GIBSON, DUNN & CRUTCHER LLP